PROSPECTUS

                         SUMMIT SECURITIES, INC.

              $50,000,000 Investment Certificates, Series B

You should consider carefully the risk factors beginning on page 8 in this prospectus.

The Certificates are obligations of our company and they are not insured or guaranteed by any bank, governmental agency, any insurance company, any affiliate of our company or any other person or entity.

Summit Securities, Inc. is offering Certificates with the following terms:

The Certificates are unsecured debt instruments, senior only to outstanding equity securities of Summit.

The Certificates rank equally with unsecured debt of Summit and are subordinate to all other debt of Summit.

  MINIMUM INVESTMENT       TERM TO MATURITY        ANNUAL INTERST RATE
  ------------------       ----------------        -------------------
         $100                 120 Months                 8.625%
         $100              96 to 119 Months              8.250%
         $100               72 to 95 Months              8.000%
         $100               60 to 71 Months              7.750%
         $100               48 to 59 Months              7.000%
         $100               36 to 47 Months              6.750%
         $100               24 to 35 Months              6.500%
         $100               12 to 23 Months              6.250%
       $250,000               120 Months                 9.000%
       $250,000            96 to 119 Months              8.750%
       $250,000             72 to 95 Months              8.500%
       $250,000             60 to 71 Months              8.250%
                          Installment Payment
                                Option
        $2,000             60 to 120 Months              6.500%


(1) You may elect one of three options to receive principal and interest payments on the Certificates: (a) to receive interest monthly, quarterly, semi-annually or annually, without compounding, (b) to leave the interest with Summit and it will compound semi-annually, or (c) at the above identified installment terms, equal monthly installments of principal and interest in accordance with an amortization schedule that you select.

                            Per Certificate               Total
                           -----------------             ------
Public Offering Price            100%                  $50,000,000
Underwriting Discounts         0% to 6%             None - $3,000,000
and Commissions (1)
Proceeds, before              100% to 94%             $50,000,000 -
expenses, to Issuer or                                 $47,000,000
Other Persons

(1) You will not incur a direct sales charge. Certificates earn interest, without deduction for underwriting discounts or commissions. Summit will reimburse our underwriter for commissions paid to licensed securities sales representatives. Sales commission rates on the sale of Certificates depend upon the terms of the sale and upon whether the sales are reinvestments or new purchases. See "PLAN OF DISTRIBUTION."


 . Currently, there is no trading market for the Certificates and you should not expect one to be established in the future.

 . This offering of Certificates is subject to withdrawal or cancellation by Summit without notice.

 .  We are offering the Certificates on a continuous, best efforts basis.

 .  The Certificates are being issued only in book-entry form.

 .  There is no minimum amount of Certificates that must be sold.

 . You may not purchase Certificates pursuant to this prospectus after January 31, 2000.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                METROPOLITAN INVESTMENT SECURITIES, INC.

             The date of this prospectus is February 9, 1999